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                                                      EXHIBIT 5.1



                                                  October 8, 1998


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

          RE:  Allegheny Energy, Inc. 1998 Long-Term Incentive
Plan

Ladies and Gentlemen:

          I am legal counsel to and Vice-President of Allegheny Energy, Inc. (the "Company") and have reviewed the Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate of 10,000,000 shares of Common Stock, par value $1.25 per share (the "Shares") of the Company, to be issued pursuant to the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (the "Plan").

          I have examined, or have had attorneys under my supervision examine, and am familiar with the Restated Certificate of Incorporation, as amended, and the By-Laws of the Company, and the various corporate records and proceedings relating to the proposed issuance of the Shares. I have also examined, or have had attorneys under my supervision examine, such other documents and proceedings as I have considered necessary for the purpose of this opinion.

          Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   /s/ Thomas K. Henderson
                                       Thomas K. Henderson